PROSPECTUS SUPPLEMENT                           This Filing is made pursuant to
(TO PROSPECTUS DATED FEBRUARY 28, 1996)         Rule 424(b)(2) under the
                                                Securities Act of 1933 in
[LOGO]                                          connection with Registration
                                                No. 33-62165.

                                  $148,000,000

                            THE TIMES MIRROR COMPANY

                    7 1/4% DEBENTURES DUE NOVEMBER 15, 2096

                            ------------------------

     Interest on the 7 1/4% Debentures due November 15, 2096 (the "1996 Debentures") is payable semi-annually on May 15 and November 15, commencing May 15, 1997. The 1996 Debentures are not redeemable prior to maturity.

     The 1996 Debentures will be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company, which will act as the Depositary (the "Depositary"). Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, 1996 Debentures in definitive form will not be issued. Settlement for the 1996 Debentures will be made in immediately available funds. The 1996 Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the 1996 Debentures will therefore settle in immediately available funds. All payments of principal and interest will be made by The Times Mirror Company (the "Company") in immediately available funds. See "Description of the 1996 Debentures--Same-Day Settlement and Payment."

     Upon the occurrence of a Tax Event (as defined herein), the Company will have the right to shorten the maturity of the 1996 Debentures to the extent required, in the opinion of a nationally recognized independent tax counsel experienced in such matters, such that, after the shortening of the maturity, interest paid on the 1996 Debentures will be deductible for Federal income tax purposes. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the 1996 Debentures will be a taxable event to holders if the 1996 Debentures are treated as equity for purposes of Federal income taxation before the maturity is shortened. See "Description of the 1996 Debentures -- Conditional Right to Shorten Maturity."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
        OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


-------------------------------------------------------------------------------
                               PRICE TO        UNDERWRITING      PROCEEDS TO
                               PUBLIC(1)        DISCOUNT(2)     COMPANY(1)(3)
-------------------------------------------------------------------------------
Per Debenture..............      99.614%          1.125%           98.489%
-------------------------------------------------------------------------------
Total......................   $147,428,720      $1,665,000      $145,763,720
===============================================================================



(1) Plus accrued interest, if any, from November 13, 1996.

(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting estimated expenses payable by the Company.

                            ------------------------

     The 1996 Debentures are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to reject orders in whole or in part. It is expected that delivery of the 1996 Debentures will be made through the book-entry facilities at the Depositary on or about November 13, 1996.

                            ------------------------

MERRILL LYNCH & CO.
                 BA SECURITIES, INC.
                                  GOLDMAN, SACHS & CO.
                                               MORGAN STANLEY & CO.
                                                   INCORPORATED
                            ------------------------
          The date of this Prospectus Supplement is November 7, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE 1996 DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS

     The net proceeds received by the Company from the sale of the 1996 Debentures, before deducting expenses payable by the Company, will be used for general corporate purposes, including the reduction of the Company's outstanding commercial paper balances (which had a weighted average interest rate of 5.32% at November 7, 1996).

                       DESCRIPTION OF THE 1996 DEBENTURES

     The 1996 Debentures offered hereby will be issued under an Indenture, dated as of March 19, 1996, between the Company and Citibank, N.A., as trustee (the "Trustee"), as supplemented from time to time (the "1996 Indenture"). The form of the 1996 Indenture is filed as an exhibit to the Registration Statement of which the accompanying Prospectus is a part. The following summary of certain provisions of the 1996 Indenture and of the 1996 Debentures (referred to in the accompanying Prospectus as the "Debt Securities" or "Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the 1996 Indenture, including the definitions therein of certain terms.

     The 1996 Debentures offered hereby will be limited to $148,000,000 aggregate principal amount and will mature on November 15, 2096. The 1996 Debentures will bear interest at the rate per annum shown on the cover of this Prospectus Supplement, computed on the basis of a 360-day year of twelve 30-day months, from November 13, 1996, or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on May 15 and November 15 of each year, beginning on May 15, 1997. Interest payable on any 1996 Debenture which is punctually paid or duly provided for on any interest payment date shall be paid to holders of record on the 15th day immediately preceding such interest payment date.

     The 1996 Debentures are not redeemable by the Company prior to maturity. The 1996 Debentures will be subject to defeasance and covenant defeasance as provided in the accompanying Prospectus.

     The 1996 Debentures will be issued in book-entry form only. See "-- Book-Entry System."

RESTRICTIVE COVENANTS

     Reference is made to the section entitled "Description of Debt Securities -- Restrictive Covenants" in the accompanying Prospectus for a description of the covenants applicable to the 1996 Debentures. In addition, the covenant described below (the "Additional Covenant") shall be applicable to the 1996 Debentures. The following defined terms apply for purposes of the Additional Covenant and the Additional Event of Default (as hereinafter defined) set forth below:

     "1995 Debentures" means the Company's 7 1/2% Debentures due July 1, 2023 and the Company's 7 1/4% Debentures due March 1, 2013, both issued under the 1995 Indenture.

     "1995 Indenture" means the Indenture, dated January 30, 1995 (the "1995 Indenture"), by and between the Company and Wells Fargo Bank, NA, as successor trustee, as amended, supplemented or otherwise modified from time to time.

     "Principal Property" shall have the meaning set forth from time to time in the 1995 Indenture. Under the 1995 Indenture as in effect on the date hereof, the term "Principal Property" means "any manufacturing plant or facility located within the United States of America (other than its territories or possessions) and owned by the Company or any Subsidiary, except such plant or facility which, in the opinion of the Board of Directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole." There can be no assurance that such definition will not be amended, modified or eliminated in the future.

     "Restricted Subsidiary" shall have the meaning set forth from time to time in the 1995 Indenture. Under the 1995 Indenture as in effect on the date hereof, the term "Restricted Subsidiary" means "any Subsidiary which owns or leases a Principal Property." There can be no assurance that such definition will not be amended, modified or eliminated in the future.

     "Subsidiary" and "Voting Shares" shall have the meanings set forth from time to time in the 1995 Indenture. Under the 1995 Indenture as in effect on the date hereof, the term "Subsidiary" means "any corporation a majority of the Voting Shares of which is at the time owned directly or indirectly by the Company and its other Subsidiaries" and "Voting Shares" means "outstanding shares of capital stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power because of default in dividends or other default." There can be no assurance that such definitions will not be amended, modified or eliminated in the future.

     The Additional Covenant is as follows:

     Covenant to Secure Notes Equally. The Company will not, nor will it permit any Subsidiary to, secure any of the 1995 Debentures by mortgage, pledge, lien or other encumbrance (mortgages, pledges, liens and other encumbrances being hereinafter called "mortgage" or "mortgages") upon any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing, concurrently with such mortgage in favor of the 1995 Debentures, that the 1996 Debentures (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary ranking equally with the 1996 Debentures then existing or thereafter created) shall be secured equally and ratably with the 1995 Debentures so long as any of the 1995 Debentures shall be so secured; provided, that if the 1995 Debentures are no longer secured by such Principal Property, shares of stock or indebtedness (whether as a result of a repayment of the 1995 Debentures, voluntary release or otherwise), then, upon delivery to the Trustee of an Officers' Certificate to that effect, any mortgage on such Principal Property, shares of stock or indebtedness in favor of the 1996 Debentures shall be reconveyed, released and terminated. In the event that the 1995 Debentures shall no longer be outstanding whether by discharge, defeasance or otherwise, then, upon delivery to the Trustee of an Officers' Certificate to that effect, this covenant shall immediately cease to be applicable to the 1996 Debentures (provided that if this covenant requires the release of any mortgage securing the 1996 Debentures, this covenant shall remain in effect solely for the purpose of effecting such release).

EVENTS OF DEFAULT

     Reference is made to the section entitled "Description of Debt Securities -- Events of Default" in the accompanying Prospectus for a description of the events of default applicable to the 1996 Debentures. In addition, an event of default (the "Additional Event of Default") shall exist for the 1996 Debentures under the 1996 Indenture if an Event of Default (as defined in the 1995 Indenture) has occurred and is continuing as a result of a breach of any covenant set forth in Section 1006 or Section 1007 of the 1995 Indenture as such covenants are in effect from time to time. Any such Event of Default under the 1995 Indenture which is waived by the requisite holders of the 1995 Debentures, or which is otherwise cured, shall no longer be continuing for purposes of the 1996 Debentures and the 1996 Indenture. In the event that the 1995 Debentures shall no longer be outstanding whether by discharge, defeasance or otherwise, or if Section 1006 and Section 1007 are eliminated from the 1995 Indenture, then, upon delivery to the Trustee of an Officers' Certificate to that effect, the Additional Event of Default for the 1996 Debentures under the 1996 Indenture shall thereupon be eliminated.

     Section 1006 of the 1995 Indenture, as in effect on the date hereof, provides substantially as follows, although there can be no assurance that such Section shall not be amended, modified or eliminated in the future:

     Limitations on Liens. The Company will not, nor will it permit any Subsidiary to, issue, assume or guarantee any debt for money borrowed (herein referred to as "Debt") secured by mortgage, pledge, lien or other encumbrance (mortgages, pledges, liens and other encumbrances being hereinafter called "mortgage" or "mortgages") upon any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing, concurrently with the issuance, assumption or guaranty of any such Debt, that the 1995 Debentures (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary ranking equally with the 1995 Debentures then existing or thereafter created) shall be secured equally and ratably with such Debt; provided, however, that the foregoing restrictions shall not apply to
(i) mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) mortgages on property existing at the time of acquisition of such property by the Company or a Restricted Subsidiary, or mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by the Company or a Restricted Subsidiary, or to secure any Debt incurred or guaranteed by the Company or a Restricted Subsidiary prior to, at the time of, or within 120 days after the later of the acquisition, completion of construction (including any improvements on an existing property) or commencement of full operation of such property, which Debt is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement the mortgage shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or improvement, is located; (iii) mortgages securing Debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary; (iv) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or firm as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary; (v) mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages (including, but not limited to, mortgages incurred in connection with pollution control, industrial revenue or similar financings); (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) to (v), inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the property which secured the mortgage so extended, renewed or replaced (plus improvements and construction on such property); (vii) liens imposed by law, such as mechanics', workmen's, repairmen's, materialmen's, carriers', warehousemen's, vendors' or other similar liens arising in the ordinary course of business, or governmental (federal, state or municipal) liens arising out of contracts for the sale of products or services by the Company or any Restricted Subsidiary, or deposits or pledges to obtain the release of any of the foregoing liens; (viii) pledges or deposits under worker's compensation laws or similar legislation and liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds to which the Company or any Restricted Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings; (ix) liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review; or liens incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Restricted Subsidiary is a party; or (x) liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord's liens on property held under lease; and any other liens or charges incidental to the conduct of the business of the Company or any Restricted Subsidiary or the ownership of the property and assets of any of them which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or such Restricted Subsidiary or the value of such property for the purposes of such business. Notwithstanding the foregoing, the Company and any one or more Subsidiaries may issue, assume or guarantee Debt secured by mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Debt of the Company and its Restricted Subsidiaries which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under clauses (i) through (x) above), does not at the time exceed 10% of the shareholders' equity of the Company and its consolidated Subsidiaries, as shown on the audited consolidated financial statements of the Company as of the end of the fiscal year preceding the date of determination.

     Section 1007 of the 1995 Indenture, as in effect on the date hereof, provides substantially as follows, although there can be no assurance that such Section shall not be amended, modified or eliminated in the future:

     Limitations on Sale and Leaseback Transactions. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property of the Company or any Restricted Subsidiary, whether such Principal Property is now owned or hereafter acquired (except for temporary leases for a term of not more than three years, except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and except for leases of a Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (herein referred to as a "Sale and Leaseback Transaction"), unless (i) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt secured by a mortgage upon such property at least equal in amount to the Attributable Debt (as defined) in respect of such Sale and Leaseback Transaction without equally and ratably securing the 1995 Debentures, provided, however, that from and after the date on which such Sale and Leaseback Transaction becomes effective, the Attributable Debt in respect of such Sale and Leaseback Transaction shall be deemed for all purposes under Sections 1006 and 1007 of the 1995 Indenture to be Debt subject to the provisions of Section 1006 of the 1995 Indenture; or (ii) the Company shall apply an amount in cash equal to the Attributable Debt in respect of such Sale and Leaseback Transaction to the retirement (other than any mandatory retirement or by way of payment at maturity), within 90 days of the effective date of any such Sale and Leaseback Transaction, of Debt of the Company or any Restricted Subsidiary (other than Debt owned by the Company or any Restricted Subsidiary and other than Debt of the Company which is subordinated to the 1995 Debentures) which by its terms matures at, or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to, a date more than twelve months after the date of the creation of such Debt. "Attributable Debt," in respect of any Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in the lease) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

CONDITIONAL RIGHT TO SHORTEN MATURITY

     The Company intends to deduct interest paid on the 1996 Debentures for Federal income tax purposes. However, the Clinton Administration's budget proposal for Fiscal Year 1997, released on March 19, 1996, contained a series of proposed tax law changes that, among other things, would prohibit an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. On March 29, 1996, the Chairmen of the Senate Finance Committee and the House Ways and Means Committee issued a statement to the effect that this proposal, if enacted, would not be effective prior to the date of "appropriate congressional action." There can be no assurance, however, that this proposal or similar legislation affecting the Company's ability to deduct interest paid on the 1996 Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date.

     Upon the occurrence of a Tax Event, as defined below, the Company will have the right to shorten the maturity of the 1996 Debentures to the extent required, in the opinion of a nationally recognized independent tax counsel experienced in such matters, such that, after the shortening of the maturity, interest paid on the 1996 Debentures will be deductible for Federal income tax purposes. There can be no assurance that the Company would not exercise its right to shorten the maturity of the 1996 Debentures upon the occurrence of such a Tax Event.

     In the event that the Company elects to exercise its right to shorten the maturity of the 1996 Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each holder of record of the 1996 Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the 1996 Debentures. Such notice shall be effective immediately upon mailing.

     The Company believes that the 1996 Debentures should constitute indebtedness for Federal income tax purposes under current law and an exercise of its right to shorten the maturity of the 1996 Debentures would not be a taxable event to holders. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the 1996 Debentures will be a taxable event to holders if the 1996 Debentures are treated as equity for purposes of Federal income taxation before the maturity is shortened.

     "Tax Event" means that the Company shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that on or after the date of the issuance of the 1996 Debentures, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in laws, or any regulations thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"), or (c) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, on or after the date of the issuance of the 1996 Debentures, such change in tax law creates a more than insubstantial risk that interest paid by the Company on the 1996 Debentures is not, or will not be, deductible, in whole or in part, by the Company for purposes of Federal income tax.

BOOK-ENTRY SYSTEM

     The Depository Trust Company, New York, New York, will act as depositary (the "Depositary") for the 1996 Debentures. The 1996 Debentures will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of the Depositary. Accordingly, beneficial interests in the 1996 Debentures will be shown on, and transfer thereof will be effected only through, records maintained by the Depositary and its participants.

     The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

     Principal and interest payments on the 1996 Debentures registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominee as the registered owner of the Global Securities. Under the terms of the 1996 Debentures, the Company and the Trustee will treat the persons in whose names the 1996 Debentures are registered as the owners of such 1996 Debentures for the purpose of receiving payment of principal and interest on such securities and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Global Securities to owners of beneficial interests in the Global Securities. The Depositary has advised the Company and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Securities as shown on the Depositary's records, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee or the Company, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Trustee; disbursement of such payments to the owners of beneficial interests in the Global Securities shall be the responsibility of the Depositary and Direct and Indirect Participants.

     The 1996 Debentures represented by a Global Security will be exchangeable for 1996 Debentures in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the Company within 90 days or the Company in its discretion at any time determines not to require all of the 1996 Debentures of such series to be represented by a Global Security and notifies the Trustee thereof. Any 1996 Debentures that are exchangeable pursuant to the preceding sentence are exchangeable for 1996 Debentures issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the 1996 Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest on the 1996 Debentures will be made by the Company in immediately available funds.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, BA Securities, Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives"), severally has agreed to purchase, the principal amount of the 1996 Debentures set forth opposite its name below.

                                                                              PRINCIPAL
                                  UNDERWRITER                                   AMOUNT
    -----------------------------------------------------------------------  ------------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated..............................................  $ 35,000,000
    BA Securities, Inc.....................................................    35,000,000
    Goldman, Sachs & Co....................................................    35,000,000
    Morgan Stanley & Co. Incorporated......................................    35,000,000
    Bear, Stearns & Co. Inc................................................     2,000,000
    CS First Boston Corporation............................................     2,000,000
    Salomon Brothers Inc...................................................     2,000,000
    Smith Barney Inc.......................................................     2,000,000
                                                                             ------------
                Total......................................................  $148,000,000
                                                                             ============

     The Purchase Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the 1996 Debentures is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the 1996 Debentures if any are taken.

     The Representatives have advised the Company that the Underwriters propose initially to offer the 1996 Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession of .625% of the principal amount of the 1996 Debentures. The Underwriters may allow, and such dealers may reallow, a discount not to exceed .375% of the principal amount of the 1996 Debentures to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The 1996 Debentures are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the 1996 Debentures on any securities exchange. The Company has been advised by the Representatives that the Underwriters intend to make a market in the 1996 Debentures but are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the 1996 Debentures.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     From time to time the Underwriters have provided, and continue to provide, commercial or investment banking services to the Company.

                             CERTAIN LEGAL MATTERS

     The validity of the 1996 Debentures offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters in connection with the 1996 Debentures offering will be passed upon for the Underwriters by Latham & Watkins, Los Angeles, California.

P R O S P E C T U S

                            THE TIMES MIRROR COMPANY

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

                            ------------------------

     The Times Mirror Company, a Delaware corporation (the "Company" or "Times Mirror"), may offer and sell, from time to time, up to an initial aggregate offering price of $200 million, its: (i) debt securities ("Debt Securities") in one or more series, consisting of debentures, notes or other evidences of indebtedness and having such prices and terms as are determined at the time of sale; (ii) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), which may be issued in one or more series; (iii) shares of Series A Common Stock, par value $1.00 per share ("Series A Common Stock"), and shares of Series B Common Stock, par value $1.00 per share ("Series B Common Stock" and collectively with Series A Common Stock, the "Common Stock"), which may be issued in one or both series; and (iv) Warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock. The Debt Securities, Preferred Stock, Common Stock and Warrants are collectively referred to herein as "Securities." The Securities may be issued as units and in any combination.

     Specific terms of the Securities ("Offered Securities") in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Offered Securities and the initial price and net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following:
(i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated debt, authorized denomination, maturity, rate or rates of interest (or method of calculation thereof) and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, and any listing on a national securities exchange;
(ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any voting rights, any conversion or exchange rights and any listing on a national securities exchange; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof and any listing on a national securities exchange; and (iv) in the case of Warrants, the number and terms thereof, the designation and number of Debt Securities, Preferred Stock or Common Stock issuable upon their exercise, the exercise price, the terms of the offering and sale thereof, where applicable, the duration and detachability thereof, and any listing of the Warrants or the underlying Debt Securities, Preferred Stock or Common Stock on a national securities exchange. The Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Prior to issuance there will have been no market for the Debt Securities, Preferred Stock, Series B Common Stock or Warrants and there can be no assurance that a secondary market for the Debt Securities or Warrants will develop. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The Securities may be offered through one or more different plans of distribution, including offerings through underwriters. See "Plan of Distribution."

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 28, 1996

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities, Preferred Stock, Common Stock and Warrants. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company, reference is made to the Registration Statement.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such registration statement and the other reports and information filed by Times Mirror with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Series A Common Stock and Conversion Preferred Stock, Series B, par value $1.00 per share ("Series B Preferred Stock"), of Times Mirror are listed on the New York Stock Exchange (the "NYSE") and Series A Common Stock is also listed on the Pacific Stock Exchange and reports, proxy and information statements and other information concerning Times Mirror can be inspected at such exchanges.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 1-13492) pursuant to the Exchange Act are incorporated by reference and shall be deemed a part hereof:

          (a) Times Mirror's Annual Report on Form 10-K for the year ended December 31, 1994;

          (b) Times Mirror's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;

          (c) Times Mirror's Current Reports on Form 8-K dated February 1, 1995 and March 23, 1995; and

          (d) The description of the Company's Series A Common Stock and Series B Preferred Stock set forth under the caption "Description of Registrant's Securities to be Registered" in Times Mirror's Registration Statements on Form 8-A dated November 21, 1994 and December 22, 1994, respectively, together with any amendment or report filed with the Commission for the purpose of updating such descriptions.

     All other reports filed by Times Mirror pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities hereby are incorporated herein by reference and shall be deemed a part hereof when filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement. The delivery of this Prospectus together with a Prospectus Supplement relating to particular Offered Securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO CORPORATE SECRETARY, THE TIMES MIRROR COMPANY, TIMES MIRROR SQUARE, LOS ANGELES, CALIFORNIA 90053, TELEPHONE (213) 237-3700.

                                  THE COMPANY

     Times Mirror is engaged principally in the newspaper publishing, professional information and consumer media publishing businesses. Times Mirror publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate, the Greenwich Times, and several smaller newspapers. Through its subsidiaries, the Company also provides professional information to the legal, aviation and health care industries, publishes college texts, other categories of books and magazines and also provides training information and services. Times Mirror was incorporated in the State of Delaware in June 1994 for the purpose of owning and operating these businesses after a reorganization of Times Mirror's predecessor was completed in February 1995. Times Mirror's predecessor was incorporated in 1884 in the State of California and was reincorporated in the State of Delaware in 1986. All references herein to the Company and Times Mirror shall include Times Mirror's predecessor, Times Mirror's subsidiaries and Times Mirror, collectively, unless the context suggests otherwise.

     Times Mirror's principal executive offices are located at Times Mirror Square, Los Angeles, California 90053 and its telephone number is (213) 237-3700.

                                USE OF PROCEEDS

     Unless otherwise set forth in the accompanying Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes.

            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for the Company for the periods indicated.

                                                                                        NINE MONTHS
                                                   YEAR ENDED DECEMBER 31                  ENDED
                                          ----------------------------------------     SEPTEMBER 30,
                                          1990     1991     1992     1993     1994         1995
                                          ----     ----     ----     ----     ----     -------------
Ratio of earnings to fixed charges        2.6x     1.3x     (a)      2.0x     3.8x           (b)
Ratio of earnings to fixed charges and
  preferred stock dividends               N/A      N/A      N/A      N/A      N/A            (c)

---------------

(a) Earnings are approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.

(b) Earnings are approximately $237 million lower than the amount needed to cover fixed charges in this period, as earnings were impacted by approximately $383 million in restructuring charges.

(c) Earnings are approximately $291 million lower than the amount needed to cover fixed charges and preferred stock dividends in this period, as earnings were impacted by approximately $383 million in restructuring charges.

     The ratio of earnings to fixed charges was computed by dividing earnings (income from continuing operations before income taxes, adjusted for fixed charges (net of capitalized interest), equity income or loss from unconsolidated affiliates and amortization of capitalized interest) by fixed charges for the periods indicated. Fixed charges include interest incurred on long-term and other debt, capitalized interest, the interest factor deemed to be included in rental expense, and certain amortization.

     The ratio of earnings to fixed charges and preferred stock dividends was computed as described above, except that fixed charges were combined with the preferred stock dividends for the period indicated. The preferred stocks were issued in 1995 and began accruing dividends on March 1, 1995.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). Offered Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Offered Debt Securities will be described in the Prospectus Supplement or Prospectus Supplements relating to such series.

     The Offered Debt Securities will be issued under an Indenture (the "Indenture"), between Times Mirror and a trustee (the "Trustee"), the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular sections, articles or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such sections, articles or defined terms are incorporated herein or therein by reference.

GENERAL

     The Indenture does not limit the aggregate amount of Offered Debt Securities that may be issued thereunder, and Offered Debt Securities may be issued thereunder from time to time in one or more separate series up to the aggregate principal amount from time to time authorized by Times Mirror for each series. The Offered Debt Securities will be unsecured and unsubordinated obligations of Times Mirror and will rank equally and ratably with other unsecured and unsubordinated indebtedness of Times Mirror.

     The applicable Prospectus Supplement or Prospectus Supplements will describe, to the extent applicable, each of the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered:
(i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether any of the Offered Debt Securities are to be issuable in permanent global form and, if so, the terms and conditions, if any, upon which interests in such Offered Debt Securities in global form may be exchanged, in whole or in part, for the individual Offered Debt Securities represented thereby; (iv) the person to whom any interest on any Offered Debt Security of the series will be payable if other than the person in whose name the Offered Debt Security is registered on the Regular Record Date; (v) the date or dates on which the Offered Debt Securities will mature; (vi) the rate or rates at which the Offered Debt Securities will bear interest (or the method by which such rate or rates will be determined), if any; (vii) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (viii) each office or agency where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable; (ix) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by Times Mirror and any terms and conditions relevant thereto;
(x) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (xi) the currency or currencies, including composite currencies, of payment of principal of, and any premium and interest on, the Offered Debt Securities if other than United States dollars; (xii) any index or formula used to determine the amount of payments of principal of and any premium and any interest on the Offered Debt Securities; (xiii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series that will be payable upon declaration of the acceleration of the maturity thereof; (xiv) the applicability of the provisions described under "Restrictive Covenants"; (xv) any Events of Default with respect to the Securities of such series, if not otherwise set forth under "Events of Default"; (xvi) the applicability of the provisions described under "Defeasance and Discharge"; (xvii) whether the Offered Debt Securities are convertible or exchangeable into shares of Common Stock or any other security of the Company or other entities and the terms of any such conversion or exchange; and (xviii) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture.

     Offered Debt Securities may be issued at a discount from their principal amount. Certain federal income tax considerations and other special considerations applicable to any such original issue discount securities will be described in the applicable Prospectus Supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Offered Debt Securities will be payable, and the exchange of and the transfer of Offered Debt Securities will be registrable, at the office or agency of Times Mirror maintained for such purpose and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable Prospectus Supplement, the Offered Debt Securities will be issued in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but Times Mirror may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

GLOBAL SECURITIES

     If the Offered Debt Securities are represented by one or more Global Securities, the applicable Prospectus Supplement will describe the terms of the depositary arrangement with respect to such Global Securities.

RESTRICTIVE COVENANTS

     Affirmative Covenants. In addition to such other covenants, if any, as may be described in the accompanying Prospectus Supplement and except as may otherwise be set forth therein, the Indenture for the Offered Debt Securities will require the Company, subject to certain limitations described therein, to, among other things, do the following: (i) deliver to the Trustee copies of all reports filed with the Commission; (ii) deliver to the Trustee annual officers' certificates with respect to the Company's compliance with its obligations under the Indenture; (iii) maintain its corporate existence subject to the provisions described below relating to mergers and consolidations; and (iv) pay all taxes when due except where such taxes are being contested in good faith. Except as may be set forth in the accompanying Prospectus Supplement, the Indenture will not restrict the business or operations of the Company or its subsidiaries, limit their indebtedness or prohibit any liens, charges or other encumbrances on any properties or other assets they may have from time to time.

REDEMPTION

     If and to the extent set forth in the accompanying Prospectus Supplement, the Company will have the right to redeem the Offered Debt Securities, from time to time, in whole or in part, after the date and at the redemption prices set forth in the accompanying Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OR LEASE OF ASSETS

     Times Mirror, without consent of any holders of outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to any Person, and any Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to Times Mirror, provided that (i) the Person (if other than Times Mirror) formed by such consolidation or into which Times Mirror is merged or the Person which acquires or leases the assets of Times Mirror substantially as an entirety is a corporation, partnership or trust organized and existing under the laws of any United States jurisdiction and expressly assumes Times Mirror's obligations on the Offered Debt Securities and under the Indenture, (ii) immediately after giving effect to such transaction no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, happened and is continuing, and (iii) certain other conditions are met.

EVENTS OF DEFAULT

     Except as may be described in the accompanying Prospectus Supplement, an "Event of Default" will be defined under the Indenture for the Offered Debt Securities as being any one of the following events: (i) default for 30 days in payment of any interest on the Offered Debt Securities; (ii) default in payment of any principal of (or premium, if any, on) the Offered Debt Securities, either at maturity, upon redemption or otherwise; (iii) default for 90 days after written notice in the performance of, or breach of, any covenants or warranty of Times Mirror in the Indenture; and (iv) certain events of bankruptcy, insolvency or reorganization.

     The Indenture for the Offered Debt Securities will provide that if an Event of Default (other than an Event of Default due to certain events of bankruptcy, insolvency or reorganization) has occurred and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the Offered Debt Securities outstanding under the Indenture for the Offered Debt Securities, or such other amount as may be specified in the Prospectus Supplement, may declare the principal amount of all Offered Debt Securities under that Indenture to be due and payable immediately.

     The Indenture will provide that the Trustee shall, within 90 days after the occurrence of a default under the Indenture with respect to Offered Debt Securities of any series, mail to all holders of Offered Debt Securities of such series notice of such default known to the Trustee, unless such default shall have been cured or waived; provided that, except in the case of default in the payment of principal of or interest on any of such series, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders.

     The Indenture will provide that Times Mirror is required to furnish to the Trustee annually a statement of certain officers of Times Mirror to the effect that, to the best of their knowledge, Times Mirror is not in default in the performance and observance of any of the terms of the Indenture or, if they have knowledge that Times Mirror is in default, specifying such default.

     The Indenture will provide that the holders of not less than a majority in aggregate principal amount of all outstanding Offered Debt Securities of any series will have the right, on behalf of the holders of all outstanding Offered Debt Securities of such series, to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Offered Debt Securities of that series. The Indenture will also provide that in case an Event of Default with respect to Offered Debt Securities of any series has occurred and is continuing, the Trustee shall exercise, with respect to such series, such of the rights and powers vested in it under the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity.

DEFEASANCE AND DISCHARGE

     Except as may otherwise be provided in the accompanying Prospectus Supplement, the Company can discharge or defease its obligations under the Indenture for the Offered Debt Securities as set forth below.

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of the Offered Debt Securities that have not already been delivered to the Trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee funds, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and premium, if any, and interest on such Offered Debt Securities.

     The Company may also discharge any and all of its obligations to holders of the Offered Debt Securities at any time ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of the Offered Debt Securities, to replace any temporary, mutilated, destroyed, lost or stolen Offered Debt Securities or to maintain an office or agency in respect of such Offered Debt Securities and certain other obligations. Alternatively, the Company may be released with respect to the Offered Debt Securities from the obligations imposed by specific sections of the Indenture for the Offered Debt Securities (including the covenant described above limiting consolidations, mergers, asset sales and leases) and omit to comply with such provisions without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay at maturity the principal of and premium, if any, and interest on all outstanding Offered Debt Securities; (ii) no Event of Default under the Indenture for the Offered Debt Securities has occurred and is then continuing; (iii) the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, under any agreement to which the Company is a party or by which it is bound; and (iv) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and that such defeasance or covenant defeasance will not otherwise alter such holders' federal income tax treatment of principal and interest payments on the Offered Debt Securities.

MODIFICATIONS TO THE INDENTURE

     Except as may otherwise be set forth in the accompanying Prospectus Supplement, the Indenture for the Offered Debt Securities will provide that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Offered Debt Securities to, among other things: (i) add covenants, conditions and restrictions for the protection of the holders of Offered Debt Securities; (ii) surrender any right of or power conferred upon the Company; (iii) cure any ambiguity or correct any inconsistency in the Indenture for the Offered Debt Securities; (iv) make any change that does not adversely affect the legal rights of holders of Offered Debt Securities; (v) modify, eliminate or add to the provisions of the Indenture for the Offered Debt Securities to the extent necessary to qualify that Indenture under applicable federal statutes; or (vi) make any other changes in the Indenture before Offered Debt Securities are issued thereunder, provided that such changes are not prohibited by the Trust Indenture Act.

     Except as may otherwise be set forth in the accompanying Prospectus Supplement, the Indenture for the Offered Debt Securities also will contain provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Offered Debt Securities outstanding affected by such supplemental indenture, to enter into supplemental indentures in order to add any provision to, change in any manner or eliminate any of the provisions of the Indenture for the Offered Debt Securities or modify in any manner the rights of the holders of the Offered Debt Securities so affected; provided that no such supplemental indenture shall, among other things, without the consent of the holder of each outstanding Offered Debt Security affected thereby: (i) reduce the percentage in principal amount of Offered Debt Securities whose holders must consent to an amendment to the Indenture or supplemental indenture or waiver with respect to the Indenture;
(ii) reduce the rate of or change the time for payment of interest on any Offered Debt Security; (iii) reduce the principal of or change the fixed maturity of any Offered Debt Security; or (iv) waive a default in the payment of the principal of, or interest on, any Offered Debt Security. The holders of at least a majority in principal amount of Offered Debt Securities outstanding of any series may, on behalf of the holders of all Offered Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Offered Debt Security of that series or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Offered Debt Security outstanding of the series affected.

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of Times Mirror, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

GOVERNING LAW

     Unless otherwise specified in the accompanying Prospectus Supplement, the Indenture for the Offered Debt Securities and the Offered Debt Securities will be governed by New York law.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue: (i) 500,000,000 shares of Series A Common Stock, of which 76,860,290 shares were issued and outstanding at February 22, 1996; (ii) 100,000,000 shares of Series B Common Stock, none of which is outstanding; (iii) 300,000,000 shares of Series C Common Stock, par value $1.00 per share ("Series C Common Stock"), of which 27,937,624 shares were issued and outstanding at February 22, 1996; and (iv) 33,000,000 shares of Preferred Stock, of which (a) 900,000 shares are designated Preferred Stock, Series A, par value $1.00 per share ("Series A Preferred Stock"), of which 823,568 were issued and outstanding at February 22, 1996 and (b) 25,000,000 shares are designated Series B Preferred Stock, of which 7,789,276 were issued and outstanding at February 22, 1996.

COMMON STOCK

     General

     The following description of the Common Stock and the Series C Common Stock sets forth general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock by the Company, upon exercise of Warrants or under the terms of the Stock Purchase Contracts, as the case may be.

     The following description of the Series A Common Stock and Series C Common Stock is summarized from, and qualified in its entirety by reference to, the Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate") and the Certificate of Designation of the Series C Common Stock (the "Series C Certificate of Designation"), filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. Except with respect to transfer and voting, Series C Common Stock are identical in all respects to Series A Common Stock. Series C Common Stock is entitled to 10 votes per share and, as described below, will be subject to significant transfer restrictions. The Series A Common Stock is listed on the NYSE and the Pacific Stock Exchange. As discussed below, as a result of restrictions on transfer, the Series C Common Stock is not traded.

     Rights to Designate Series B Common Stock

     Pursuant to the Restated Certificate, the Board of Directors of the Company is entitled to designate certain rights, powers and preferences of a class of Series B Common Stock in addition to the outstanding Series A Common Stock and the Series C Common Stock, as discussed below. First, the Board may determine the exact number of votes per share of Series B Common Stock at not less than 1/10 nor more than 1. Second, the Board may also make other changes in the rights, powers and preferences of the Series B Common Stock, provided that in no such case may the rights, powers and preferences of any such series be greater than those described herein. Subject to the foregoing, it is anticipated that Series B Common Stock, if authorized by the Board of Directors, will be identical in all respects to the Series A Common Stock currently outstanding, except with respect to voting. Specifically, it is anticipated that each share of Series B Common Stock will be entitled to one-tenth (1/10) of a vote rather than one vote per share.

     The description herein of the rights, powers and preferences of the Series B Common Stock is subject to the discretionary authority of the Board as described above. The Board presently has no intention of issuing any shares of Series B Common Stock or of utilizing such authority to vary the terms of the Series B Common Stock from those described herein unless it determines that such change is necessary in light of legal developments or in order to comply with, or establish an exemption from, any applicable law, regulation or rule of any governmental authority, national securities exchange or national market system.

     Voting

     Except as set forth below, all actions submitted to a vote of the Company's stockholders will be voted on by holders of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series B Preferred Stock voting together as a single class. The affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock, Series B Common Stock and/or Series C Common Stock, voting separately as a class, is required (i) to approve any amendment to the Restated Certificate that would alter or change the powers, preferences or special rights of such series so as to affect it adversely and
(ii) to approve such other matters as may require class votes under the General Corporation Law of the State of Delaware.

    Dividends and Other Distributions (including Distributions upon Liquidation or Sale of the Company)

     Unless otherwise determined by the Board in the resolutions providing for the issuance of Series B Common Stock, each share of Series A Common Stock, Series B Common Stock and Series C Common Stock is equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets), except that in the case of dividends or other distributions payable on the Series A Common Stock, Series B Common Stock or Series C Common Stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Series A Common Stock is to be distributed with respect to Series A Common Stock; only Series B Common Stock is to be distributed with respect to Series B Common Stock; and only Series C Common Stock is to be distributed with respect to Series C Common Stock. In no event will either Series A Common Stock, Series B Common Stock or Series C Common Stock be split, divided or combined unless each other class is proportionately split, divided or combined. The Series A Preferred Stock and Series B Preferred Stock rank prior to the Common Stock. See "Preferred Stock -- Ranking" below.

     Restrictions on Transfer of Series C Common Stock; Convertibility of Series C Common Stock into Series A Common Stock

     As more fully described below, the transferability of the Series C Common Stock is significantly restricted. For example, in the case of holders of Series C Common Stock who are individuals, permitted transferees include certain family members of the holder and certain entities controlled by, or for the benefit of, the holder and such family members.

     As a result of such restrictions on transfer, no trading market will develop in Series C Common Stock. The Series C Common Stock is, however, convertible at all times and without cost to the holder (except any transfer taxes which may be payable, as in the case of any transfer of Series A Common Stock, if certificates are to be issued in a name other than that in which the certificate surrendered is registered) into Series A Common Stock on a share for share basis. To effect such a conversion, the Series C Common Stock holder must deliver to the Company's transfer agent a certificate or certificates representing Series C Common Stock to be converted and a written notice of the election of such holder to convert such Series C Common Stock into Series A Common Stock indicating, among other things, the names and addresses of persons to whom certificates representing Series A Common Stock shall be issued. Stockholders desiring to sell their equity interest in the Company represented by their shares of Series C Common Stock may convert those shares into an equal number of shares of Series A Common Stock and sell the shares of Series A Common Stock in the public market.

     A stockholder who does not wish to complete the conversion process prior to a sale may effect a sale of the Series A Common Stock into which such stockholder's Series C Common Stock is convertible by delivering the certificate or certificates for such shares of Series C Common Stock to a broker, properly endorsed. The broker will then present the Series C Common Stock certificate or certificates to the Company's transfer agent who will issue to the purchaser a certificate for the number of shares of Series A Common Stock sold in settlement of the transaction. (If the stockholder sells fewer than all of the shares of Series A Common Stock into which such Series C Common Stock certificate or certificates could be converted, the transfer agent will return to such stockholder a certificate for Series C Common Stock representing the balance of such shares unless the stockholder specifies that the transfer agent should return a certificate for Series A Common Stock). Accordingly, there should be no delay or extra expense involved in selling the equity interest in the Company represented by the Series C Common Stock. Series A Common Stock and Series B Common Stock is not convertible by the holders thereof into any other class of stock.

     The Company does not believe that Series C Common Stock will be accepted as security for the extension of credit by securities brokers or dealers. It is however, permissible to pledge Series C Common Stock to secure loans from banks and other lenders, provided that such shares are not transferred to or registered in the name of the pledgee and that upon a foreclosure of the pledge, the pledgee may only convert such shares into Series A Common Stock or transfer such shares only to a person to whom the pledging holder of Series C Common Stock holder could have transferred them.

     Series C Common Stock issued in a stockholder's own name is not transferable into "nominee" or "street" name. However, if on the date that the Series C Stock was initially distributed by the Corporation as a dividend the ("Distribution Record Date") shares of Series C Common Stock are registered in nominee or street name, the shares of Series C Common Stock issued in respect thereof will be registered in the same nominee or street name. Such shares of Series C Common Stock may be transferred out of the nominee or street name into the name of the person who was the beneficial owner of the Series C Common Stock on the Distribution Record Date (or a "Permitted Transferee," as hereinafter described, of such person), and once so transferred, may not be transferred back into nominee or street name. Series C Common Stock held in nominee or street name may be converted into Series A Common Stock, and the Series A Common Stock received will, depending on the nature of the transaction and the instructions of the parties, be registered in the name of the original beneficial owner, a transferee of such owner or a nominee for such owner or transferee. (If a certificate for Series C Common Stock is to be returned in connection with a partial conversion or sale of Series C Common Stock held in nominee name, such returned certificate will be registered in the name of the nominee that presented the original certificate or certificates to the transfer agent unless contrary instructions are given.)

     Other than pursuant to conversions into Series A Common Stock as described above, a record or beneficial owner of shares of Series C Common Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) only to a "Permitted Transferee," as defined. A brief description of permitted transfers is set forth below. The description is intended to be illustrative only and is subject to the provisions set forth in the Restated Certificate and Series C Certificate of Designation.

     In the case of a holder of shares of Series C Common Stock of record who is a natural person and the beneficial owner of the shares of Series C Common Stock to be transferred, Permitted Transferees include:

          (A) such holder of Series C Common Stock's spouse;

          (B) any of the lineal descendants of a grandparent of such holder of Series C Common Stock, including adopted children, and their spouses (such persons and their spouses, together with the spouse of the holder of Series C Common Stock, are hereinafter referred to as "such holder of Series C Common Stock's family members");

          (C) the guardian or conservator of a holder of Series C Common Stock who has been adjudged disabled or incompetent by a court of competent jurisdiction;

          (D) the executor or administrator of the estate of a deceased holder of Series C Common Stock;

          (E) the trustee of the estate of a bankrupt or insolvent holder of Series C Common Stock;

          (F) the trustee of a trust principally for the benefit of such holder of Series C Common Stock or such holder of Series C Common Stock's family members;

          (G) certain charitable organizations established by such holder of Series C Common Stock or such holder of Series C Common Stock's family members;

          (H) a partnership, if, and only for so long as, all of the partners are, and all of the partnership interests are owned by, such holder of Series C Common Stock and/or one or more of the Permitted Transferees of such holder of Series C Common Stock; and

          (I) a corporation, if, and only for so long as, sufficient shares entitled to elect at least a majority of the entire board of directors of such corporation are beneficially owned by such holder of Series C

     Common Stock and/or one or more of the Permitted Transferees of such holder of Series C Common Stock.

     Series C Common Stock held beneficially and of record by partnerships may be transferred to a partner who was also a partner on the Distribution Record Date, any person transferring Series C Common Stock to such partnership after the Distribution Record Date (up to the amount of shares so transferred) and any Permitted Transferee of any such partner or person. Series C Common Stock held beneficially and of record by corporations may be transferred (i) to any stockholder of such corporation who was also a stockholder on the Distribution Record Date and who is generally entitled to vote in the election of directors of such corporation, provided that such corporation does not have more than 30 voting stockholders of record on the Distribution Record Date (or such greater number of voting stockholders as may be allowed under the applicable state law of such corporation in order to qualify as a close corporation), (ii) to any stockholder through a pro rata dividend or liquidation, (iii) to any person transferring Series C Common Stock to such corporation after the Distribution Record Date (up to the amount of shares so transferred), (iv) to any Permitted Transferee of any such stockholder or person and, (v) to the survivor of a merger or consolidation of such corporation if those persons who owned beneficially sufficient shares entitled to elect at least a majority of the entire board of directors of such constituent corporation immediately prior to the merger or consolidation own beneficially sufficient shares entitled to elect at least a majority of the entire board of directors of the surviving corporation. Series C Common Stock held of record by a trustee of a trust that is irrevocable on the Distribution Record Date may be transferred (i) to a successor trustee who is described in subparagraph (ii), (iii) or (iv), below, or who is not and by becoming successor trustee will not otherwise become, a Related Person, (ii) to any person to whom or for whose benefit income may be distributed during the term of the trust, (iii) to any person to whom or for whose benefit principal may be distributed either during or at the end of the term of the trust, and (iv) to any lineal descendant of a grandparent of the creator of such trust, the spouse of such creator and the spouse of any such lineal descendant. Shares of Series C Common Stock held by a trustee of any other trust may be transferred to a successor trustee who is not and will not thereby become a Related Person, to the person who established such trust and to such person's Permitted Transferees.

     Each certificate representing Series C Common Stock bears a legend stating that the shares represented thereby are subject to restrictions on transfer and the registration of transfer. Any transfer of Series C Common Stock not permitted under the Series C Certificate of Designation will result in the conversion of the transferee's Series C Common Stock into Series A Common Stock, generally effective on the date on which certificates representing such shares are presented for transfer on the books of the Company, provided, however, that if the Company should determine that such shares were not so presented for transfer within 20 days after the date of such sale, transfer assignment or other disposition, the transfer date shall be the actual date of such sale, transfer, assignment or other disposition, as determined in good faith by the Board or its appointed agent. As a condition to the transfer or registration of transfer of Series C Common Stock, the Company may require the furnishing of such affidavits or other proof as it deems necessary to establish that the transferee is a Permitted Transferee. If no indication to the contrary is supplied at the time shares of Series C Common Stock are presented for transfer, the transfer shall be presumed by the Company to be a transfer to a non-Permitted Transferee. Series C Common Stock converted into Series A Common Stock by the holder or by the holder's transfer to a person who is not a Permitted Transferee shall resume the status of authorized but unissued shares of Series C Common Stock.

     Termination and Conversion of Series B and/or Series C Common Stock

     Either or both the Series B Common Stock and Series C Common Stock will automatically be converted into Series A Common Stock on a share-for-share basis
(i) at any time the Board and the holders of a majority of the outstanding shares of the series approve the conversion of all of such series into Series A Common Stock, (ii) if, as a result of the existence of the series, the Series A Common Stock becomes excluded from trading on the NYSE, the American Stock Exchange and all other national securities exchanges and is also excluded from quotation on NASDAQ or any other national quotation system then in use, (iii) if the Board, in its sole discretion, elects to effect a conversion of such series in connection with its approval of any sale or lease of all or any substantial part of the Company's assets or any merger, consolidation, liquidation or dissolution of the Company, or (iv) if the Board, in its sole discretion, elects to effect a conversion of such series after a determination that there has been a material adverse change in the liquidity, marketability or market value of the outstanding Series A Common Stock, considered in the aggregate (a) due to the exclusion of the Series A Common Stock from trading on a national securities exchange or the exclusion of the Series A Common Stock from quotation on NASDAQ, or such other national quotation system then in use, or (b) due to requirements of federal or state law, in any such case, as a result of the existence of such series. To the extent that the Board has discretion, the decision whether or not to exercise its authority to effect a conversion of Series B Common Stock or Series C Common Stock would be made in light of all the existing facts and circumstances affecting the interests of the Company and its stockholders, including the effect such conversion could have on the Company's vulnerability to an unsolicited hostile takeover attempt and any of the other factors referred to herein.

     In the event of any such termination of Series B Common Stock or Series C Common Stock, certificates formerly representing outstanding shares of that series shall thereafter be deemed to represent a like number of shares of Series A Common Stock. If both Series B Common Stock and Series C Common Stock are terminated, all outstanding shares of Series A Common Stock shall again be denominated common stock and all certificates representing outstanding shares of Series A Common Stock shall thereafter be deemed to represent a like number of shares of common stock.

     Preemptive Rights

     Neither the Series A Common Stock, the Series B Common Stock nor the Series C Common Stock carries any preemptive rights enabling a holder to subscribe for or receive shares of stock of the Company of any class or any other securities convertible into shares of stock of the Company. The Board will continue to possess the power to issue shares of authorized but unissued Series A Common Stock, Series B Common Stock, Series C Common Stock and preferred stock without further stockholder action.

PREFERRED STOCK

     The following summary contains a description of certain general terms of the Company's Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. Preferred Stock may be convertible and, if so convertible, may be converted into one or both of Common Stock and Debt Securities. The Preferred Stock may also be exchangeable, at the option of the Company, for Debt Securities (see "Description of Debt Securities"). If Preferred Stock or Warrants exercisable for Preferred Stock are being offered, if Preferred Stock is issued under Stock Purchase Contracts, or if Preferred Stock is exchangeable for Debt Securities, the accompanying Prospectus Supplement will describe the rights, privileges, preferences and restrictions of such Preferred Stock, including, without limitation, (i) the designation, (ii) the number of authorized shares of the series in question, (iii) the dividend rate (or method of calculation), (iv) any voting rights, conversion rights, anti-dilution protections, exchangeability provisions and terms of the Debt Securities that are exchangeable for the Preferred Stock, (v) any redemption provisions, liquidation preferences and (vi) any sinking fund provisions. If fractional interests in shares of Preferred Stock may be issued, there will be a depositary for the shares of Preferred Stock involved and the applicable Prospectus Supplement will describe the terms of the depositary arrangement and related matters.

     Upon issuance, against full payment of the purchase price therefor, shares of Preferred Stock will be fully paid and nonassessable. Preferred Stock issuable upon exercise of any Warrants exercisable for Preferred Stock (upon payment in full of the Warrant exercise price) or conversion of any Debt Securities convertible into Preferred Stock or under the Stock Purchase Contracts will be fully paid and nonassessable.

     The following description of the Series A Preferred Stock and Series B Preferred Stock is summarized from, and is qualified in its entirety by reference to, the Restated Certificate, the Certificate of Designation of the Series A Preferred Stock (the "Series A Certificate of Designation") and the Certificate of Designation of the Series B Preferred Stock (the "Series B Certificate of Designation"), which are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part.

     Ranking

     The Series A Preferred Stock ranks on a parity with the Series B Preferred Stock, and ranks prior to the Common Stock with respect to dividend rights and rights on liquidation, winding up or dissolution of the Company, and to all other classes and series of equity securities of the Company hereafter issued, other than any class or series of equity securities of the Company expressly designated as being on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series A Preferred Stock and Series B Preferred Stock (the Series A Preferred Stock and Series B Preferred Stock are collectively referred to herein as the "Series A and Series B Preferred Stock"). Such other classes or series of equity securities of the Company not expressly designated as being on a parity with or senior to the Series A and Series B Preferred Stock are referred to hereinafter as "Junior Stock." The rights of holders of shares of Series A and Series B Preferred Stock are subordinate to the rights of the Company's general creditors. The Series A and Series B Preferred Stock are subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Restated Certificate, the Series A Certificate of Designation and the Series B Certificate of Designation.

     Dividend Rights

     Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends at an annual rate of 8%.

     Holders of Series B Preferred Stock are entitled to receive, when, as and if dividends on the Series B Preferred Stock are declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends, accruing at the rate of $1.374 per share per annum. Dividends will cease to accrue in respect of the Series B Preferred Stock on the earliest to occur of (i) March 31, 1998 (the "Mandatory Conversion Date"), (ii) the date of their redemption by the Company or (iii) in the event of an automatic conversion due to a Fundamental Transaction (as defined below), on the business day (the "Settlement Date") immediately preceding the effective date of the Fundamental Transaction.

     Dividends on the Series A and Series B Preferred Stock are payable quarterly following each quarterly dividend period (a "Dividend Period"), or, if any such day is a non-business day, on the next business day (each a "Dividend Payment Date"). Dividends payable for any period less than a full Dividend Period are computed on the basis of a 360-day year with equal months of 30 days. Dividends are fully cumulative and accrue on a daily basis. Dividends declared are payable to holders of record of Series A and Series B Preferred Stock as they appear on the stock books of the Company as of the close of the business on such record dates, not more than 60 calendar days preceding the applicable Dividend Payment Date therefor, as determined by the Board of Directors of the Company or a duly authorized committee thereof. Dividends are payable on March 15, June 15, September 15 and December 15, and commenced June 15, 1995.

     Dividends on the Series A and Series B Preferred Stock will accrue whether or not such dividends are declared and accumulate to the extent they are not paid on the Dividend Payment Date for the quarter for which they accrue. Accumulated unpaid dividends will not bear interest. Holders of the Series A and Series B Preferred Stock are not entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative accrued dividends as described herein.

     No dividends in any form shall be declared or paid or set apart for payment on any Parity Stock or Junior Stock for any Dividend Period unless full dividends on the Series A and Series B Preferred Stock for the prior Dividend Period shall have been paid or declared and set aside. No cash dividends shall be declared or paid or set aside for payment on Parity Stock for any Dividend Period unless full cash dividends on the Series A and Series B Preferred Stock for the prior Dividend Period shall have been paid or declared and set aside.

     The Company shall not declare or pay any dividend or other distribution (other than in Common Stock or other Junior Stock) with respect to any Junior Stock or Parity Stock, including Common Stock, or redeem or set apart funds for the purchase or redemption of any Junior Stock or Parity Stock through a sinking fund or otherwise, or purchase any shares of its Common Stock, unless and until
(i) the Company shall have paid full cash dividends on the Series A and Series B Preferred Stock for the most recent Dividend Period, or funds have been paid over to the dividend disbursing agent for the Company for payment of such dividends, and (ii) the Company has declared a cash dividend on the Series A and Series B Preferred Stock at the annual dividend rate for the current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent of the Company for the payment of a cash dividend at the end of such Dividend Period.

     No dividend shall be paid or set aside for holders of the Series A and Series B Preferred Stock for any Dividend Period unless full dividends have been paid or set aside for the holders of each class or series of Senior Stock. Therefore, the Company's ability to pay dividends on the Series A and Series B Preferred Stock may be subject to prior and superior rights of holders of another class or series of equity securities of the Company. The Company does not currently have outstanding any class or series of Senior Stock.

     Liquidation Preference

     Holders of shares of Series A and Series B Preferred Stock then outstanding are entitled to receive the liquidation preference of each of the Series A and Series B Preferred Stock, as the case may be, plus an amount per share equal to any dividends accrued but unpaid, without interest, in the event of any liquidation, dissolution or winding up of the Company whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any other Junior Stock. If the net liquidation proceeds then available for distribution are insufficient to pay the liquidation preferences of the Series A and Series B Preferred Stock and any Parity Stock, such proceeds will be distributed on a pro rata basis to the Series A and Series B Preferred Stock and Parity Stock. Following payment of such liquidation preferences, the Series A and Series B Preferred Stock will not share in any additional net liquidation proceeds. The liquidation preference of the Series B Preferred Stock in the aggregate is $350 million and the per share liquidation preference is equal to $21.131 (the "Series B Price").

     Upon any such liquidation, dissolution or winding up of the Company, such preferential amounts with respect to the Series A and Series B Preferred Stock and any class or series of Parity Stock if not paid in full shall be distributed pro rata in accordance with the aggregate preferential amounts of the Series A and Series B Preferred Stock and such other classes or series of stock, if any.

     The liquidation preferences of the Series A and Series B Preferred Stock are not indicative of the price at which the shares trade.

     Voting Rights of Series A Preferred Stock

     The holders of shares of Series A Preferred Stock are not entitled to any voting rights, except as required by applicable law and as summarized below.

     So long as any shares of the Series A Preferred Stock are outstanding, Times Mirror will not, without the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together with holders of shares of any Parity Stock upon which like voting vote have been conferred and are exercisable other than the Series B Preferred Stock (the "Voting Parity Stock"), voting together as a class, (i) amend, alter or repeal or otherwise change any provision of the Restated Certificate or the Series A Certificate of Designation so as to materially and adversely affect the rights, preferences, power or privileges of the Series A Preferred Stock, or (ii) authorize, create, issue or increase the authorized or issued amount of any class or series of any equity securities of Times Mirror, or any warrants, options or other rights convertible or exchangeable into any class or series of any Senior Stock or Parity Stock of Times Mirror. See "Ranking" and "Dividend Rights" above. The creation or issuance of Junior Stock with respect to the payment of dividends, or the distribution of assets upon liquidation, dissolution or winding-up of Times Mirror, or a merger, consolidation, reorganization or other business combination in which Times Mirror is not the surviving entity, or any amendment which increases the number of authorized shares of Series A Preferred Stock or Junior Stock with respect to the payment of dividends, or substitutes the surviving entity in a merger or consolidation for Times Mirror, shall not be considered to be a material and adverse change requiring a separate vote of the holders of the Series A Preferred Stock and Voting Parity Stock.

     At any time that dividends in an amount equal to dividend payments for six Dividend Periods have accrued and remain unpaid, holders of Series A Preferred Stock will have the right to a separate class vote to elect two directors to the Board of Directors of Times Mirror (in addition to the then authorized number of directors and any directors elected by the holders of Series B Preferred Stock) at the next annual meeting of stockholders. Upon payment of all dividend arrearages, holders of Series A Preferred Stock will be divested of such voting rights until any future time when dividends in an amount equal to dividend payments for six Dividend Periods have accrued and remained unpaid. The terms of the special directors will thereupon terminate and the authorized number of directors will be reduced by two.

     Voting Rights of Series B Preferred Stock

     The Series B Preferred Stock votes together with the Common Stock as a single class with respect to all matters submitted to the stockholders of the Company, except as otherwise required by law. Each share of Series B Preferred Stock is entitled to one vote, provided that the number of votes per share will be adjusted in the event and to the extent that the Common Equivalent Rate (as defined below) is adjusted in the future. See "Mandatory Conversion of Series B Preferred Stock" below.

     In addition, upon the failure of the Company to pay dividends on the Series B Preferred Stock for six Dividend Periods, the holders of Series B Preferred Stock will be entitled to a separate class vote to elect two additional directors to the Company's Board of Directors (in addition to the then authorized number of directors and any directors elected by the holders of Series A Preferred Stock) at the next annual meeting of stockholders. Upon payment of all dividend arrearages, holders of Series B Preferred Stock will be divested of such voting rights until any future time when dividends in an amount equal to dividend payments for six Dividend Periods have accrued and remain unpaid. The terms of the special directors will thereupon terminate and the authorized number of directors will be reduced by two.

     Any amendment of any of the provisions of the Restated Certificate or the Series B Certificate of Designation that would either (i) authorize or create any class of Senior Stock or (ii) alter or change the rights, preferences or limitations of Series B Preferred Stock so as to affect such rights, preferences or limitations in any material respect prejudicial to the holders thereof would require the affirmative vote or written consent of the holders of at least two-thirds of the total number of outstanding shares of Series B Preferred Stock. Any amendment of any of the provisions of the Restated Certificate that would either (A) increase the total number of authorized shares of Preferred Stock or (B) authorize or create any class of Parity Stock would require the affirmative vote or written consent of the holders of a majority of the total number of outstanding shares of Series B Preferred Stock; provided, however, that no such votes or affirmative consents of the holders of shares of Series B Preferred Stock shall be required if, at or prior to the issuance of any Senior Stock or Parity Stock, provision is made for the redemption of all of the shares of Series B Preferred Stock then outstanding. Any amendment that would authorize or create any series of Preferred Stock out of the existing authorized shares of Preferred Stock, or that would authorize or create any class of Junior Stock shall not be considered to affect adversely the rights, preferences or limitations of the outstanding shares of Series B Preferred Stock and will not require the consent of the holders of Series B Preferred Stock voting as a separate class.

     Except as otherwise required by law, the Series A Preferred Stock and the Series B Preferred Stock do not vote together as a single class.

     Optional Conversion of Series A Preferred Stock

     The Series A Preferred Stock may be converted into Common Stock by Times Mirror or by the holders thereof after the latest to occur of (i) the date on which the assets of either Chandler Trust No. 1 or Chandler Trust No. 2 (collectively, the "Chandler Trusts") are distributed to the beneficiaries thereof or (ii) February 1, 2025 (such later date being the "Redeemability Date") at a conversion price measured by the average market value of Series A Common Stock during the 20 trading days prior to the notice of election to convert Series A Preferred Stock. It is not possible to identify the date on which the assets of the Chandler Trusts may be distributed to their respective beneficiaries as the assets of those trusts are to be distributed upon the death of the last of a list of specified persons. In lieu of such conversion, each of the Chandler Trusts may elect to exchange shares of Series A Preferred Stock for shares of Series A Common Stock and Series C Common Stock, in the same proportion as its relative ownership of Series A Common Stock and Series C Common Stock immediately prior to such redemption; provided, however, that if the total votes represented by all shares of Common Stock owned by such holder immediately after such exchange (expressed as a percentage of the total voting power of Times Mirror outstanding immediately after such exchange) exceed the greater of (i) the total votes represented by all Common Stock of Times Mirror's predecessor ("Old Times Mirror Common Stock") owned by such holder as of June 5, 1994 (expressed as a percentage of the total voting power of Times Mirror's predecessor outstanding as of June 5, 1994) and (ii) the total votes represented by all Common Stock owned by such holder immediately prior to such exchange (expressed as a percentage of the total voting power of Times Mirror outstanding immediately prior to such exchange), then, with respect to all such excess votes, such holder has agreed that, to the extent any of such excess votes are voted, it will cause such excess votes to be cast on all matters proportionately on the same basis as the other votes cast at a meeting of stockholders of Times Mirror.

     Mandatory Conversion of Series B Preferred Stock

     On the Mandatory Conversion Date (i.e., March 31, 1998), each outstanding share of Series B Preferred Stock will convert automatically into (i) Series A Common Stock at the Common Equivalent Rate and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends on such Series B Preferred Stock. The "Common Equivalent Rate" initially will be one share of Series A Common Stock for each share of Series B Preferred Stock, subject to adjustment in the event of certain stock dividends or distributions, subdivisions, splits, combinations, issuances of certain rights or warrants or distributions of certain assets with respect to the Series A Common Stock.

     In addition, immediately prior to the effectiveness of a merger, consolidation or similar extraordinary transaction involving the Company that results in the conversion or exchange of Series A Common Stock into, or results in the holders of Series A Common Stock having the right to receive, other securities or other property (a "Fundamental Transaction"), each outstanding share of Series B Preferred Stock will convert automatically into (i) Series A Common Stock at the Common Equivalent Rate and (ii) the right to receive (A) an amount in cash equal to the accrued and unpaid dividends on such Series B Preferred Stock to and including the Settlement Date plus (B) an amount in cash equal to the Dividend Premium (as defined below).

     At the option of the Company, it may deliver on the Settlement Date, in lieu of some or all of the cash consideration described in clause (ii) of the preceding paragraph, a number of shares of Series A Common Stock to be determined by dividing (i) the amount of cash consideration that the Company has elected to pay in Series A Common Stock by (ii) the Current Market Price (as defined below) as of the end of the second trading day immediately preceding the date on which the Company gives notice regarding the Fundamental Transaction to the holders of Series B Preferred Stock.

     The term "Dividend Premium" with respect to a share of Series B Preferred Stock shall mean an amount initially equal to $3.402. The amount constituting the Dividend Premium shall be reduced following the issuance of the Series B Preferred Stock by $.003127 per day on each day following March 23, 1995 to $.190571 on January 30, 1998 and thereafter will be equal to zero.

     The term "Current Market Price" on any date of determination means the average closing price of a share of Series A Common Stock on the NYSE for the five consecutive trading days ending on and including such date of determination; provided, however, that if the closing price of the Series A Common Stock on the NYSE on the trading day next following such five-day period (the "next-day closing price") is less than 95% of such average closing price, then the Current Market Price per share of Series A Common Stock on such date of determination will be the next-day closing price; and provided further that, with respect to any redemption or conversion of the Series B Preferred Stock, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such five-day period and ending on the applicable redemption or conversion date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

     The holders of Series B Preferred Stock do not have the right to require conversion of the Series B Preferred Stock.

     Optional Redemption of Series B Preferred Stock

     At any time or from time to time prior to the Mandatory Conversion Date, the Company shall have the right to call, in whole or in part, the outstanding shares of Series B Preferred Stock for redemption. Upon any such redemption, each holder of Series B Preferred Stock will receive in exchange for each share of Series B Preferred Stock so called (i) a number of shares of Series A Common Stock determined by dividing (A) the Call Price (as described below) then in effect by (B) the Current Market Price as of the end of the second trading day immediately preceding the date on which the Company gives notice regarding the redemption to the holders of the Series B Preferred Stock and (ii) an amount in cash equal to accrued and unpaid dividends on such Series B Preferred Stock to and including the date of redemption (the "Redemption Date"). Notice of a redemption must be given to the holders of Series B Preferred Stock at least 30 but not more than 60 days prior to the Redemption Date.

     The Call Price was $31.92885 on March 23, 1995 and declines at a rate of $.003127 on each day thereafter to $28.717421 on January 30, 1998 and thereafter will equal $28.52685. The Call Price in effect at any time is equal to the sum of (i) 135% of the Series B Price plus (ii) the Dividend Premium then in effect.

     Market for Series A and Series B Preferred Stock

     The Series A Preferred Stock is not traded on an exchange. The Series B Preferred Stock is, however, traded on the NYSE.

BUSINESS COMBINATIONS

     The Restated Certificate of Incorporation requires, subject to certain exceptions summarized below, that any Business Combination (as defined below), be approved by (i) an affirmative vote of the holders of not less than 80% of all outstanding shares of capital stock entitled to vote generally in the election of directors of the Company (the "80% Voting Requirement") and (ii) the affirmative vote of the holders of a majority of the Disinterested Shares (as defined below). Business Combinations include generally the following: (i) mergers or reorganizations of the Company or its subsidiaries with or into a Related Person (as defined below) or of a Related Person with or into the Company or a subsidiary; (ii) reorganizations that would have the effect of increasing the voting power of a Related Person; (iii) certain acquisitions by the Company or a subsidiary of securities issued by or assets of a Related Person; and (iv) liquidations, sales or transfers to a Related Person of assets of the Company or one or more subsidiaries constituting a substantial part of the Company.

     A Business Combination does not need to satisfy the foregoing approval requirements if the Business Combination has been approved by a majority of the Directors who are unaffiliated with the Related Person and who were members of the Board of Directors of the Company before the Company was incorporated in the State of Delaware, or who became a member of the Board before the Related Person became a Related Person. Business Combinations in which the shareholders of the Company are to receive cash, securities or other property in exchange for their shares of capital stock do not need to satisfy the 80% Voting Requirement if (i) the value of the consideration meets certain thresholds of fairness, as specified in the Restated Certificate of Incorporation, and (ii) the Business Combination is approved by the affirmative vote of the holders of a majority of the Disinterested Shares.

     As used in the Restated Certificate of Incorporation, a Related Person is a person or entity, or an affiliate or associate (as defined in Rule 12b-2 under the Exchange Act) of such person or entity, that beneficially owns, in the aggregate, five percent or more of the outstanding voting interests of the Company; provided, however, the term Related Person does not include (i) any person or entity that beneficially owned five percent or more of the common stock of the Company on the date upon which the Company was incorporated in the State of Delaware, or (ii) any employee benefit plan established to provide benefits for employees of the Company or its subsidiaries, any trust plan thereto, or any trustee or fiduciary when acting in such capacity with respect to any such plan or trust. The term Disinterested Shares means, as to any Related Person, shares of voting stock held by stockholders other than such Related Person.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants") and Warrants to purchase Common Stock or Preferred Stock ("Stock Warrants"). Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a Warrant Agent ("Warrant Agent") the form of which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the offering price for such Debt Warrants, if any; (iii) the aggregate number of such Debt Warrants; (iv) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (v) if applicable, the designation and terms of the Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security; (vi) if applicable, the date from and after which such Debt Warrants and any Securities issued therewith will be separately transferable; (vii) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise;
(viii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time;
(x) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (xi) information with respect to book-entry procedures, if any; (xii) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable; (xiii) if applicable, a discussion of certain United States federal income tax considerations; (xiv) the antidilution provisions of such Debt Warrants, if any;
(xv) the redemption or call provisions, if any, applicable to such Debt Warrants; and (xvi) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

     The applicable Prospectus Supplement will describe the terms of any Stock Warrants, including the following: (i) the title of such Stock Warrants; (ii) the offering price of such Stock Warrants, if any; (iii) the aggregate number of such Stock Warrants; (iv) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Stock Warrants; (v) if applicable, the designation and terms of the Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such Security; (vi) if applicable, the date from and after which such Stock Warrants and any Securities issued therewith will be separately transferable; (vii) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Stock Warrant and the price at which such shares may be purchased upon exercise; (viii) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (x) the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable; (xi) if applicable, a discussion of certain United States federal income tax considerations; (xii) the antidilution provisions of such Stock warrants, if any;

(xiii) the redemption or call provisions, if any, applicable to such Stock Warrants; and (xiv) any additional terms of such Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement. The Company may sell Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell the Securities in exchange for one or more of its outstanding debt securities or other securities. The Company also may, from time to time, authorize dealers, acting as Company agents, to offer and sell the Securities upon such terms and conditions as may be set forth in the Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts, concessions or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

     Certain of the underwriters, dealers and agents and their associates may engage in transactions with, and perform services for, the Company in the ordinary course of business.

     The Debt Securities, Preferred Stock, Series B Common Stock and Warrants will be new issues of securities with no established trading market. Any underwriters or agents to or through which Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any Debt Securities, Preferred Stock, Series B Common Stock or Warrants.

                             CERTAIN LEGAL MATTERS

     Gibson, Dunn & Crutcher has rendered an opinion (filed as an exhibit to the Registration Statement of which this Prospectus is a part) with respect to the validity of the Securities covered by this Prospectus. Certain legal matters in connection with offerings made by this Prospectus may be passed on for any underwriters, agents or dealers by counsel named in the Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of The Times Mirror Company appearing in The Times Mirror Company's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TIMES MIRROR COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE 1996 DEBENTURES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT, THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR IN THE AFFAIRS OF THE TIMES MIRROR COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Use of Proceeds......................... S-2
Description of the 1996 Debentures...... S-2
Underwriting............................ S-8
Certain Legal Matters................... S-8

                 PROSPECTUS
Available Information...................   2
Incorporation of Certain Documents by
  Reference.............................   2
The Company.............................   3
Use of Proceeds.........................   3
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends.............   3
Description of Debt Securities..........   3
Description of Capital Stock............   8
Description of Warrants.................  18
Plan of Distribution....................  19
Certain Legal Matters...................  19
Experts.................................  19

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                      $148,000,000

                         (LOGO)

                    THE TIMES MIRROR
                        COMPANY

                 7 1/4% DEBENTURES DUE
                   NOVEMBER 15, 2096

              ---------------------------

                 PROSPECTUS SUPPLEMENT

              ---------------------------

                  MERRILL LYNCH & CO.
                  BA SECURITIES, INC.
                  GOLDMAN, SACHS & CO.
                  MORGAN STANLEY & CO.
                     INCORPORATED

                    NOVEMBER 7, 1996

------------------------------------------------------
------------------------------------------------------